Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MARSHALL EDWARDS, INC.

May 9, 2011

pursuant to the General Corporation Law of the State of Delaware

The undersigned, Daniel Gold, hereby certifies that:

1. He is the Chief Executive Officer of Marshall Edwards, Inc., a Delaware corporation (the “Company”).

2. The Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”) fixes the total number of shares of all classes of preferred stock that the Company shall have the authority to issue at one hundred thousand (100,000) shares of preferred stock, par value $.01 per share, none of which have been issued.

3. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

4. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on December 21, 2010, adopted resolutions (a) authorizing the issuance and sale of up to 1,000 shares of the Company’s preferred stock, (b) approving the form of the Certificate of Designation of Series A Convertible Preferred Stock establishing the number of shares to be included in such series of preferred stock and fixing the designation, powers, preferences and rights of the shares of the Series A Convertible Preferred Stock and the qualifications, limitations or restrictions thereof as set forth below, and (c) authorizing and directing the Chief Executive Office to prepare, execute and file this Certificate of Designation of Series A Convertible Preferred Stock in accordance with the foregoing resolutions and the provision of Delaware law:

Section 1. Designation.

The designation of the series of preferred stock shall be “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Convertible Preferred Stock shall be 1,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to close.

“Change in Control” means the occurrence of any one of the following events: (1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holder representing 50% or more of the combined voting power of the Holder’s then-outstanding securities eligible to vote for the election of the Holder’s directors; (2) the consummation of a merger, statutory share exchange or similar form of corporate transaction involving the Holder, or (3) the stockholders of the Holder approve a plan of complete liquidation or dissolution of the Holder or a sale of all or substantially all of the Holder’s assets.

“Closing Price” of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Common Stock” means the common stock of the Company, par value $0.00000002 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Conversion Date” has the meaning set forth in Section 5(d).

“Conversion Milestone” means that a Phase II clinical trial involving the Company’s isoflavone technology has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the Company’s isoflavone technology, whichever is the earlier.

“Conversion Time” has the meaning set forth in Section 5(d).

“Convertible Preferred Stock” has the meaning set forth in Section 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Trading Day” means a day on which any securities exchange on which the Common Stock is traded is open for trading.

“Transfer” has the meaning set forth in Section 5(j).

Section 4A. Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A will be entitled to such amount they would receive if the Series A had been converted into Common Stock as of the date before the record date for determining stockholders entitled to receive a distribution in the liquidation.

Section 4. Dividends.

The Holders of the Convertible Preferred Stock shall not be entitled to receive, for each share of Convertible Preferred Stock held by them, any dividend or other similar distributions, except in the event the Board of Directors or any duly authorized committee thereof declares and duly adopts such resolutions authorizing a special dividend or distribution on any shares of Convertible Preferred Stock.

Section 5. Conversion.

The Holders of the Convertible Preferred Stock shall have the following conversion rights:

(a) Option to Convert. Subject to Section 5(b), each share of Convertible Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and without the payment of additional consideration by the Holder thereof, into 4,827 shares of fully paid and nonassessable shares of Common Stock, plus cash in lieu of any fractional shares.

(b) Conversion Milestone. Upon achievement of the Conversion Milestone, each share of Convertible Preferred Stock, not previously converted pursuant to Section 5(a), shall be convertible, at the option of the Holder thereof, at any time and without the payment of additional consideration by the Holder thereof, into 9,654 shares of fully paid and nonassessable shares of Common Stock, plus cash in lieu of any fractional shares.

(c) Accelerated Conversion. Upon the earlier of (i) the fifth anniversary of the issuance of the Convertible Preferred Stock and (ii) a Change in Control, all unconverted shares of Convertible Preferred Stock outstanding shall automatically convert into shares of Common Stock in accordance with the applicable conversion ratio set forth in either Section 5(a) or 5(b).

(d) Mechanics of Conversion. To convert shares of Convertible Preferred Stock into shares of Common Stock, a Holder shall surrender such Holder’s certificate of such shares of Convertible Preferred Stock (or if such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of such loss, theft or destruction), together with written notice that such Holder elects to convert all or any number of the shares of Convertible Preferred Stock represented by such certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or such Holder’s attorney duly authorized in writing. The date of receipt by the Company of such certificates (or lost certificate affidavit and agreement) and notice shall be the date of conversion (the “Conversion Date”) and the close of business on the Conversion Date shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Date. The Company shall, within three (3) Trading Days after the Conversion Date, (A) issue and deliver to the Holder or such Holder’s nominee a certificate or certificates for the full number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number of shares, if any, of Convertible Preferred Stock represented by the surrendered certificate (or lost certificate affidavit and agreement) that were not converted into Common Stock, (B) pay cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (C) pay all declared but unpaid dividends on the shares of Convertible Preferred Stock converted.

(e) Status of Convertible Preferred Stock after Conversion Time. Effective immediately after the Conversion Time, such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof (if any).

(f) Rights Prior to Conversion. Prior to the Conversion Date, shares of Common Stock or other securities issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

(g) The Company will at all times reserve and keep available all of the authorized but unissued Common Stock or out of the Common Stock held in treasure, for the purposes of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then issuable on the conversion of all outstanding shares of series A Preferred Stock.

(h) Reacquired Shares. Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock, but not to an amount less than the number of shares of Convertible Preferred Stock outstanding.

(i) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(j) Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

(k) Transfer Restriction. Without the prior written consent of the Company, the Holder shall not directly or indirectly (i) transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of any share of Convertible Preferred Stock or (ii) lend, hypothecate or permit any custodian to lend or hypothecate any share of Convertible Preferred Stock (the actions referred to in clauses (i) and (ii), each a “Transfer”). Until June 30, 2011, without the prior written consent of the Company, the Holder shall not directly or indirectly Transfer any shares of Common Stock issued to it upon conversion of the Convertible Preferred Stock.

Section 6. Notice of Record Date.

In the event the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or capital stock of any class or any other securities, or to receive any other security, then the Company will send or cause to be sent to the Holders of the Convertible Preferred Stock a notice specifying the Record Date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Such notice shall be sent at least 20 days prior to the Record Date.

Section 7. No Voting Rights.

The Holders of Convertible Preferred Stock shall not be entitled to vote any shares of Convertible Preferred Stock.

Section 8. Preemption.

The Holders shall not have any rights of preemption, except as the Company may otherwise agree in writing.

Section 9. Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 10. Delivery of Common Stock.

(a) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(b) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) Listing. The Company hereby covenants and agrees that, if on the Conversion Date the Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed the shares of Common Stock issued upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 11. Replacement Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company or its transfer agent, if any, for the Convertible Preferred Stock. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company or its transfer agent, if any, for the Convertible Preferred Stock of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any reasonable indemnity that may be required by such transfer agent and the Company.

Section 12. Transfer Taxes.

The Holder shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities.

Section 13. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (a) if to the Company, to its office at 11975 El Comino Road, Suite 101, San Diego, California 92130 (Attention: Corporate Secretary) or (b) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Company’s transfer agent) or (c) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 14. Certain Adjustments for Stock Dividends and Stock Splits.

If the Company, at any time while the Convertible Preferred Stock is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of any shares of the Convertible Preferred Stock), (b) subdivides outstanding shares of Common Stock into a larger number of shares, or (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock that the Convertible Preferred Stock is convertible into pursuant to Section 5(a) or 5(b) (as applicable) shall be multiplied by the number or fraction resulting from dividing (i) the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event by (i) the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event. Any adjustment made pursuant to this Section 14 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

Section 15. No Impairment.

The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation.

[Signature page follows.]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by the undersigned as of the date first written above.

/s/ Daniel P. Gold
Name: Daniel P. Gold Title: President and Chief Executive Officer

Signature Page to Certificate of Designation